Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-37064



                           Dragon Pharmaceutical Inc.

                           Prospectus Supplement No. 2
                     (To Prospectus Dated December 29, 2000)


     You should read this prospectus supplement No. 2 and the related prospectus dated December 29, 2000 carefully before you invest. Both documents contain information you should consider when making your investment decision. This Supplement No. 2 supercedes and replaces our Supplement No. 1 dated January 2, 2001.

     On December 31, 2000, the board of directors agreed to extend the expiration date of warrants to purchase 4,258,000 warrants until March 1, 2001. These warrants were to originally expire on December 31, 2000. On February 28, 2001, the board of directors agreed to extend the expiration date of these warrants to purchase 4,258,000 shares of common stock until May 1, 2001. All other terms regarding the warrants, including the exercise price of $2.50 per share, remain the same.





           The date of this prospectus supplement is March 1, 2001